EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended April 29, 2000 and May 1, 1999
                                           Twelve Weeks Ended
                                         ----------------------
                                         April 29,      May 1,
                                            2000         1999
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  2,180     $    706
      From discontinued operations              -         (632)
                                         ---------    ---------
        Net earnings                     $  2,180     $     74
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,820       17,763
  Shares issuable under employee
    stock plans - weighted average             31           34
  Dilutive effect of exercise of
    certain stock options                     206          228
  Less:  Treasury stock - weighted
    average                                (9,587)      (7,864)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             8,470       10,161
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.26     $   0.07
      From discontinued operations              -        (0.06)
                                         ---------    ---------
        Net earnings                     $   0.26     $   0.01
                                         =========    =========




                              23
